Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of December 30, 2022 (the “Effective Date”), by Hall Global, LLC, a Texas limited liability company (“Seller”), and United Product Development Corp., a Nevada corporation (“Purchaser”). Each of Seller and Purchaser may be referred to hereinafter as a “Party” or, collectively, as the “Parties”.

WHEREAS, Seller is engaged in the business of beverage co-packing at its leased facility located in Naples, Florida (the “Business”) and desires to dispose of certain assets (the “Assets”);

WHEREAS, Purchaser is a wholly owned subsidiary of UPD Holding Corp., a publicly traded Nevada corporation with a focus in health and wellness services and consumer products (“UPDC”);

WHEREAS, Purchaser was formed for the purpose of developing, manufacturing, and marketing beverages, nutraceuticals, and other consumer products; and

WHEREAS, Seller desires to sell the Assets to Purchaser, and Purchaser desires to purchase the Assets from Seller, exclusive of the Business, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and certain other good and valuable consideration, the Parties agree as follows:

1.       Recitals. The foregoing recitals and all terms and conditions contained therein are material, substantive, and integral provisions of this Agreement and are enforceable as if hereinafter restated.

2.     Transactions. Purchaser, or its designee, and Seller will engage in the following transactions (collectively, the “Transactions”) at the Closing (as defined below):

a.       Payment of Purchase Price. As consideration for the Assets, Purchaser will issue, pay, or deliver to Seller, as the case may be, the aggregate sum of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Purchase Price”), which amount shall be payable as follows:

i.       Shares of common stock of UPDC equal to One Million Two Hundred Fifty Dollars ($1,250,000) (the “Shares”), valued at the fixed price of $0.025 per Share (the “Purchase Price”). The Shares shall be issued, sold, conveyed, transferred, and delivered to Seller by the creation of a single account as direct registered shares (DRS) at UPDC’s transfer agent, AST Financial, in the name of Seller representing the entirety of the Shares.

ii.       A secured promissory note in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000), in a form to be mutually agreed upon by the Parties and executed within one (1) business day of the date of the Closing (as defined below) (the “Note”). The Parties acknowledge and agree that the terms and conditions of the Note (inclusive of any security agreement to which the Note may be a part) exclusively shall govern the obligations of the Parties referenced therein, and a breach of the Note by a Party shall not constitute or form the basis for any claim or cause of action for breach of this Agreement.

Asset Purchase Agreement	December 30, 2022

b.       Conveyance of Assets. Seller will: (i) sell and convey to Purchaser all of the Assets, including, but not limited to, those Assets described on Schedule A attached hereto, except as expressly reserved on Schedule B attached hereto, by delivery in person or by conveyance of access to the location of the Assets; and (ii) take all actions necessary to transfer the ownership registration of all such Assets to Purchaser and all other instruments of transfer necessary to transfer good and marketable title to such Assets, free and clear of all licenses, liens, charges, claims, and encumbrances of any nature, except as disclosed on Schedule C attached hereto.

3.        No Assumption of Liabilities. Purchaser does not assume any responsibility for any liabilities or obligations of Seller, fixed or contingent, arising prior to the Closing of the Transactions. No fees, expenses, liabilities, or obligations are being assumed by Purchaser, and all such liabilities and obligations incurred by Seller prior to the date hereof shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, Purchaser shall not assume, purchase, or be obligated on any existing contracts, licenses, or any ongoing obligations currently existing and binding upon Seller, unless otherwise expressly assumed by Purchaser in writing.

4.       Entire Business Not Conveyed. Each Party acknowledges and agrees that: (i) certain assets described on Schedule B are expressly excluded from this Agreement; (ii) the sale of the Assets pursuant to this Agreement will not constitute the entire sale of the assets or business of Seller; and (iii) the Assets themselves will not represent a going concern as of the Closing. Purchaser assumes no rights or obligations with respect to Seller’s use of the Assets in any prior going concern.

5.       Bills of Sale and Assignments. Seller agrees to execute any separate bills of sale and assignments of title, in recordable form, as may reasonably be requested by Purchaser to effect the sales and assignments embodied in the Transactions, including, but not limited to, the execution and delivery at closing of the Bill of Sale attached hereto as Exhibit 1.

6.       Closing. Unless otherwise noted, all Transactions shall be conducted and fully performed on a date to be determined by the Parties (the “Closing”), which date shall be on or before 5:00 p.m., Eastern Time, on December 30, 2022 (the “Closing Deadline”); provided, however, that each Party shall have the right to a thirty (30) day extension of the Closing Deadline upon obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld.

7.     Closing Contingencies. It is acknowledged and agreed by the Parties that: (i) each and every Transaction contemplated by this Agreement is contingent upon and subject to (A) such regulatory and shareholder approvals as may be required by any applicable corporate governance documents or governmental authority, and (B) the ability of either Party to materially perform each material Closing obligation hereunder by the Closing Deadline (i.e., for ‘cause’) (each a “Closing Contingency”); and (ii) neither Party shall be liable to the other Party or any breakup fee or otherwise for any failure to close the Transactions due to a Closing Contingency that is not cured or remedied by the non-performing Party or mutually resolved by the Parties in writing on or before the Closing Deadline, or any permitted extensions thereof.

Asset Purchase Agreement	December 30, 2022

8.       Resale Restrictions of Shares. It is hereby acknowledged and agreed by the Parties that: (i) the Shares will be restricted as to their resale and bear a customary restrictive legend upon each certificate or direct registered shares (i.e., DRS) statement as a result of being issued in a private, unregistered securities offering; and (ii) all actions required by an issuer under U.S. securities laws for the Shares to be freely tradable after expiration of the applicable restrictive holding period(s) will be performed by Purchaser at Purchaser’s expense.

9.       Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the Effective Date and at the Closing that:

a.       No Active Litigation. Except as disclosed on Schedule C hereto, there is no action, suit, proceeding, inquiry, or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Seller, threatened against Seller or enjoining Seller’s consummation of the Transactions.

b.       No Regulatory Restrictions. Except as disclosed in writing by Seller to Purchaser, Seller is not the subject of or party to a memorandum of understanding or any supervisory agreements, cease-and-desist orders, consent agreements, or regulatory restrictions that would affect Seller’s ability to consummate the Transactions.

c.     Authority to Contract. Seller has full legal power and authority to perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, liquidation, or other similar laws affecting generally the enforcement of creditors’ rights.

d.       Marketable Title. Except as disclosed on Schedule C hereto, Seller has good and marketable title to the Assets identified on Schedule A, free and clear of all liens, charges, claims, and encumbrances of any nature, the Business is not a going concern, and there are no outstanding customer or vendor claims, obligations, or liabilities of the Business.

e.       No Past Due Accounts. All Seller third-party accounts relating to the Assets attached hereto: (i) have positive balances, are current, or have balances not in excess of thirty (30) days in arrears of the Effective Date; (ii) have been reconciled with all outstanding obligations; and (iii) are not subject to any known or anticipated third-party claim or liability.

f.       Due Diligence. Purchaser provided Seller with the opportunity to conduct any and all due diligence required by Seller concerning Purchaser, its business, its financial condition, and its prospects as Seller has determined to be necessary in connection with the issuance of the Shares, and Seller has had an opportunity to ask such questions and make such inquiries concerning Purchaser, its business, its financial condition, and its prospects as Seller has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

Asset Purchase Agreement	December 30, 2022

g.       Accredited Investor. Seller is either (i) an “accredited investor” as defined in Rule 501(a) promulgated under the U.S. Securities Act of 1933, as amended, and as defined in Section 1.1 of Canadian National Instrument 45-106 - Prospectus Exemptions, or (ii) a “sophisticated person” as defined in Rule 506(b)(2)(ii) promulgated under the Securities Act of 1933, as amended, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Seller represents that by reason of its, or of its management’s, business, and financial experience, Seller has the capacity to evaluate the merits and risks of its investment in the Shares and to protect its own interests in connection with the transactions contemplated in this Agreement. Seller’s financial condition is such that it is able to bear all economic risks of investment in the Shares, including a complete loss of its investment.

h.     No General Solicitation. Seller is not purchasing the Shares as a result of any advertisement, article, notice, or other communication regarding such shares published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

i.       No Market Pricing of Shares. Seller understands the terms of and risks associated with the acquisition of the Shares, including, without limitation, a lack of liquidity, price transparency, or pricing availability and risks associated with the industry in which Seller operates.

j.       Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

10.       Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date and at the Closing that:

a.       No Active Litigation. There is no action, suit, proceeding, inquiry, or investigation by or before any court, governmental agency, public board or body pending or, to the knowledge of Purchaser, threatened against Purchaser or UPDC or enjoining the consummation of the Transactions.

b.     No Regulatory Restrictions. Purchaser is not the subject of or party to a memorandum of understanding or any supervisory agreements, cease-and-desist orders, consent agreements, or regulatory restrictions that would directly or indirectly affect Purchaser’s or UPDC’s ability to consummate the Transactions.

c.       Authority to Contract. Purchaser and UPDC have full legal power and authority to perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, liquidation, or other similar laws affecting generally the enforcement of creditors’ rights.

d.       Status of Shares. UPDC is authorized by its Board of Directors to issue the Shares and is the lawful issuer and owner of the Shares, free and clear of all security interests, liens, encumbrances, and other charges.

Asset Purchase Agreement	December 30, 2022

e.       Due Diligence. Seller provided Purchaser with the opportunity to conduct any and all due diligence required by Purchaser concerning Seller, its business, its financial condition, and its prospects as Purchaser has determined to be necessary in connection with the Assets being acquired, and Purchaser has had an opportunity to ask such questions and make such inquiries concerning Seller, its business, its financial condition, and its prospects as Seller has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

f.      Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

11.       Indemnities. Each Party agrees to indemnify and hold harmless (the “Indemnifying Party”) the other Party and all of its officers, directors, employees, and agents (the “Indemnified Party”) from and against any and all liability, claim, cost, or expense (including court costs and attorney’s fees) incurred by the Indemnified Party attributable to:

a.       Misrepresentation. Any material misrepresentation in this Agreement by the Indemnifying Party; or

b.       Breach. Any material breach of a material warranty or covenant of this Agreement by the Indemnifying Party.

12.       Limitations on Indemnities. Notwithstanding the indemnification provisions of Section 11 hereof, neither Purchaser nor Seller shall be liable to either Party or any third party for any amounts, in the aggregate, in excess of the Purchase Price.

13.       Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any third parties or any parties to this Agreement other than Seller and Purchaser. However, each of the undersigned additional parties does hereby consent to each and every term and condition of this Agreement without any reservation of rights. Seller and Purchaser reserve the right to amend or terminate this Agreement without the consent of the additional undersigned parties to this Agreement.

14.       Non-Compete. Seller agrees that, for a period of one (1) year from the Effective Date of this Agreement, Seller will not engage in any activity that, directly or indirectly, involves, competes with, or infringes upon Purchaser’s or Purchaser’s designee’s, assignee’s, or successor’s use of the Assets to the detriment or exclusion of the Company; provided, however, that this provision shall not prohibit Seller from completing any in-process orders or conducting its Business with Purchaser, in cooperation with Purchaser, or with the consent of Purchaser, which consent shall not be unreasonably withheld.

Asset Purchase Agreement	December 30, 2022

15.       Notices. All notices under this Agreement will be in writing and will be sent:

If to Seller, to:

Hall Global, LLC
c/o Hallett and Perrin
1445 Ross Ave #2400
Dallas, TX 75202
Attn: Dan Phillips

If to Purchaser, to:

United Product Development Corp.
75 Pringle Way,
8th Floor, Suite 804,
Reno, NV 89502
Attn: Mark Conte

All notices to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when given; (ii) when sent by mail, when received by the person to whom it is given, unless it is mailed by registered, certified or express mail, in which case it shall be deemed given or effective on the earlier of the date of receipt or refusal; and (iii) when sent by electronic mail, facsimile or other form of electronic transmission, twelve (12) hours after the transmission with proof that it was sent to the correct electronic mail address, telephone number or similar address, as the case may be.

16.       Litigation Notices. In the event a subpoena or other legal process including any notice, order, or inquiry from any state or federal regulatory authority concerning the Assets is served upon Seller, Seller agrees that it will notify Purchaser immediately upon receipt of such legal process and will cooperate in a lawful effort to comply with or contest the validity of the legal process.

17.       Costs and Fees. Each Party agrees to pay its own costs, expenses, and attorneys’ fees incurred in connection with this Agreement.

18.       Currency. All amounts of money referenced in this Agreement are intended to be expressed in United States currency.

19.      Language. To the extent that this Agreement may be translated into any other language, the original version drafted in the English language in the dialect used in the United States shall govern and control.

20.      Further Acts and Instruments. Each Party agrees to execute and deliver such other and further instruments and to do such other and further acts as may be necessary or desirable to effect the transactions contemplated in this Agreement and carry out the intent and purpose of this Agreement.

21.       Opportunity to Review. The Parties acknowledge and agree that they have had a full and fair opportunity to review, comment, and make compromise revisions to this Agreement.

Asset Purchase Agreement	December 30, 2022

22.      Consultation with Legal Counsel. Each Party acknowledges that it has had a full and complete opportunity to consult with legal counsel or other advisers of its own choosing concerning the terms, enforceability, and implications of this Agreement, and that no Party has made any representations or warranties to any other Party concerning the terms, enforceability, and implications of this Agreement other than as are reflected in this Agreement.

23.       Succession; Assignment. This Agreement and any other agreement or documentation necessary to give effect to the transactions contemplated hereby shall bind and inure to the benefit of the heirs, administrators, executors, successors, and assigns of the Parties. In the interest of clarity, Purchaser shall be permitted to assign all of Purchaser’s right, title, and interest in this Agreement, in whole or in part, to any designee in Purchaser’s sole discretion.

24.       Severability. The Parties agree that, if any term or condition of this Agreement is found to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the balance of this Agreement, and the Parties shall substitute for the affected term or condition an enforceable provision that approximates as nearly as possible the intent and economic benefit of the affected term or condition.

25.      Entire Agreement. The Parties acknowledge and agree that this Agreement and the documents that are to be executed pursuant to this Agreement contain the entire agreement between or among the Parties, as the case may be, regarding the subject matter hereof and supersede and replace any and all prior oral and written agreements, arrangements, or understandings between or among the Parties, as the case may be, relating to the subject matter hereof.

26.     Interpretation. In the event of any discrepancy between the terms and conditions of this Agreement and any specific agreement or document referenced herein that is dated the same date hereof or as at the Closing and mutually executed by the Parties (each a “Referenced Document”), the terms and conditions of the Referenced Document shall govern and control.

27.       Applicable Law. The Parties agree that this Agreement shall be governed by, construed, and enforced in accordance with, and subject to, the laws of the State of Nevada, except with respect to the choice of law provisions thereof.

28.     Jurisdiction; Venue. Each Party hereby submits to the jurisdiction and venue of the state and federal courts located in the State of Nevada for purposes of any arbitration or litigation related to this Agreement.

29.       No Fiduciary Duty; No Joint Venture. Nothing contained in this Agreement is intended to create any fiduciary duty of one Party to another Party, any joint venture between the Parties, or any partnership or other type of business entity involving the Parties.

30.      Remedies. In the event of any breach or threatened breach of any term of this Agreement, a Party seeking relief shall be entitled to seek specific performance, injunctive, and other equitable relief, which shall be in addition to, and not in lieu of, money damages or any other legal remedy available to the Party seeking relief, except that no party shall be entitled to an award of any lost opportunity, revenue, or profits, consequential, or speculative damages.

Asset Purchase Agreement	December 30, 2022

31.      Amendments; Changes; Modifications. No amendment, change, or modification to this Agreement shall be valid unless set forth in writing and signed by a duly authorized representative of each Party.

32.       Waivers. No delay or omission by any Party hereto in exercising any right, power, or privilege under this Agreement shall impair such right, power, or privilege, nor shall any single or partial exercise of any such right, power, or privilege preclude any further exercise thereof or the exercise of any other right, power, or privilege.

33.      Headings. All headings in this Agreement are provided for convenience and reference only, are not integral or substantive provisions of this Agreement, and shall not affect any interpretation of the substantive provisions to which they relate.

34.       Counterparts. The Parties agree that this Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

35.      Electronic Signatures. This Agreement may be executed by original, facsimile, and electronic signatures, each of which when affixed shall be deemed to be an original that is enforceable against the executing Party.

36.     Independent Legal Counsel. Each Party to this Agreement represents, warrants, and agrees that it (i) has been advised of its right to retain independent legal counsel in connection with the negotiation, legal effect, and meaning of this agreement and (ii) has either done so or knowingly and voluntarily waived such right.

37.      No Legal Representation. Each Party acknowledges and agrees that: (i) neither Party nor its owners, officers, directors, managers, employees, agents, or legal counsel are acting as legal counsel to any other Party in the negotiation, drafting, or performance of this Agreement, or otherwise; and (ii) this Agreement shall not be relied upon by any Party as legal advice.

[Signature Page Follows]

Asset Purchase Agreement	December 30, 2022

IN WITNESS WHEREOF, the Parties have executed this Agreement with full force and effect as of the Effective Date.

“PURCHASER”

UNITED PRODUCT DEVELOPMENT CORP.

By: ____________________________
Name: Mark Conte
Title: President

“SELLER”

Hall Global, LLC

By: ____________________________

Name: Jeff Guest

Title: CEO

Reviewed, acknowledged, consented, and agreed by:

UPD Holding CORP.

By: ____________________________

Name: Mark Conte

Title: President

Asset Purchase Agreement	December 30, 2022

Schedule A

SCHEDULE OF CONVEYED ASSETS

The Assets to be conveyed by Hall Global, LLC, a Texas limited liability company and, to United Product Development Corp., a Nevada corporation, pursuant to that certain Asset Purchase Agreement, dated December 30, 2022, include, but are not limited to, the following:

1.	Tooling. All models, designs, drawings, molds, dies, castings, and tooling.

2.	Certain Equipment. All furniture, fixtures, and equipment specifically identified in the exhibit attached hereto.

Dated:	December 30, 2022	Initials:	\	.

Asset Purchase Agreement	December 30, 2022

Exhibit to Schedule A

DESCRIPTION OF CONVEYED ASSETS

1.      Natural gas fired boiler 1m BTU.

2.      Two (2) 1,750-gal SS mixing tanks.

3.      RO/UV/DI ozone metered water system with 1,750-gal SS holding tank (20 gal/min.).

4.      Blending Pharmacy with scales.

5.      Fristam high sheer homogenizer mixer.

6.      Liquid transfer pump.

7.      Good Nature plate and frame pasteurizer with regen and HTST change over.

8.      Palace bottle unscrambler.

9.      Bevco bottle washer, rinser, and air flush system.

10.    20-head inline liquid overflow filler.

11.    ACASI 8-spindle capper / feeder with UV sterilizer.

12.    Reject station.

13.    Enercon induction cap sealer.

14.    30-second gripper bottle inventor.

15.    Retorque station inspection conveyor.

16.   Extra-large oversized SS cooling tunnel, 3 section, with super chiller, high flow pumps, closed system.

17.   Bidirectional oversized tunnel exit conveyor for drying and inspection (line back upholding areas, designed to never stop filling in a hot fill plan).

18.    Air-jet bottle drying conveyor.

19.    Line spray auto chlorinator (sterile) – integrated across production line.

20.    550-gal RO water bypass collector for quick water change in cooling tunnel (mounted over tunnel).

21.    Tripack full body sleever.

22.    Aaxon 6’ steam tunnel.

23.    Dedicated steam boiler for tunnel.

24.    Marburg heat shrink neck band tunnel.

25.    Lift transfer conveyor with ink jet lot printer.

26.    Accumulator table and pack out table.

27.    Auto box taper and pallet shrink wrapper.

28.    Electric pallet lift transfer walk behind.

29.    Shipping scales.

30.    Ten (10) line connection conveyors with digital freak drives.

31.    Over the line powder coated mezzanine rack holding 550-gal water back up, super chiller, steam generator and parts storage (space saver).

32.    Camera system.

33.    External 20’ freezer.

34.    External 40’ refrigerator.

35.    Exterior forklift.

36.    Two (2) high-volume air compressor sets w/ chillers and filters.

37.    Back up tower cooler.

38.    Fill Rite flow meter for liquid batching.

39.    Mandrels (change parts) Tri pre labeler.

40.    Ecolab foamer sanitation pressure cleaner.

41.    Three (3) ladders (rolling and folding).

42.    Tool trailer, drum dolly, filler change over hoses, flame-proof cabinet, tools, and other parts assemblages.

Dated:	December 30, 2022	Initials:	\	.

Asset Purchase Agreement	December 30, 2022

Schedule B

SCHEDULE OF EXCLUDED ASSETS

The personal property that is expressly excluded from the Assets to be conveyed by NVIP, LLC, a Nevada limited liability company and successor-in-interest to Hall Global, LLC, a dissolved Nevada limited liability company, to United Product Development Corp., a Nevada corporation, pursuant to that certain Asset Purchase Agreement, dated December 30, 2022, include, but are not limited to, the following:

1.	Monies. All cash and cash equivalents, accounts payable to third parties, accounts receivable from third parties, and all other rights to receive or obligations to pay any monies.

2.	Accounts. All rights and obligations regarding any and all vendors.

3.	Intellectual Property. All intellectual property, except to the extent it is embodied in or necessary to the function of the conveyed Assets.

4.	Certain Equipment. All furniture, fixtures, and equipment specifically identified in the exhibit attached hereto.

5.	Inventory. All raw materials and finished goods inventories shall remain the assets of Seller.

Dated:	December 30, 2022	Initials:	\	.

Asset Purchase Agreement	December 30, 2022

Exhibit to Schedule B

DESCRIPTION OF EXCLUDED ASSETS

1.   Alpha 10-Head Canning System including In-Line Filler, DePalletizer and conveyor belts

2.    MicroCanner 10-head Inline Can Filling System

3.    MicroCanner 4-head Inline Can Filling System

4.    25 ton Chiller

5. CO2 Carbonation System 6. 7-Chill Tanks 7. Inline 8-head Filler System 8. Liquid nitrogen bottle flusher. (OMITTED: Not part of production line) 9. Aaxon neck auto bander.

Dated:	December 30, 2022	Initials:	\	.

Asset Purchase Agreement	December 30, 2022

Schedule C

SCHEDULE OF LIABILITIES AND LITIGATION

Pursuant to Section 9(a) of the Asset Purchase Agreement, dated December 30, 2022 (the “Agreement”), Hall Global, LLC, a Texas limited liability company, hereby represents and warrants to United Product Development Corp., a Nevada corporation, that there are (i) no liabilities, liens, or encumbrances and (ii) no actions, suits, proceedings, inquiries, or investigations by or before any court, governmental agency, public board or body pending or, to the knowledge of Seller, in existence or threatened against Seller or enjoining the consummation of the Transactions (as defined in the Agreement), except as described below:

  NONE

Dated:	December 30, 2022	Initials:	\	.